EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-81384 and 333-107633) and (Form S-8 Nos. 333-20549, 333-65459, 333-38568, 333-88836 and 333-107645) of Powerwave Technologies, Inc. and in the related Prospectuses, of our report dated March 19, 2004, with respect to the combined financial statements of REMEC Wireless Systems (a reportable segment of REMEC, Inc.), included in this Current Report (Form 8-K/A) of Powerwave Technologies, Inc.

/s/ ERNST & YOUNG LLP

San Diego, California

November 17, 2005